The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and is not a solicitation of an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-75808

                             SUBJECT TO COMPLETION

           PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 12, 2002

PROSPECTUS SUPPLEMENT
NOVEMBER   , 2002
(TO PROSPECTUS DATED FEBRUARY 11, 2002)

                              (GENERAL MILLS LOGO)

                               $
                              GENERAL MILLS, INC.
                                  % NOTES DUE
                         ------------------------------
     We will pay interest on the notes semiannually on           and
          of each year beginning on           , 2003. The notes will mature on
          . We may redeem some or all of the notes at any time at the prices described under the heading "Description of the Notes -- Redemption -- Optional Redemption."

     The notes will not be listed on any securities exchange.

     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                         ------------------------------

                                                              PER NOTE    TOTAL
                                                              --------   --------
Public offering price(1)....................................  $          $
Placement agents' fees......................................  $          $
Proceeds to General Mills, Inc. (before expenses)...........  $          $

------------------
(1) The public offering price will include accrued interest, if any, from
    November   , 2002 if settlement occurs after that date.
                         ------------------------------
     The notes are being purchased by Core Bond Products LLC through Banc of America Securities LLC and J.P. Morgan Securities Inc. acting as our agents. Banc of America Securities LLC and J.P. Morgan Securities Inc. have advised us that the purchaser intends to deposit the notes with Core Investment Grade Bond Trust I, which is simultaneously offering a series of pass-through trust certificates representing undivided beneficial interests in the assets of the trust, which assets will include the notes as well as debt securities of various other issuers. This prospectus supplement and the attached prospectus relate only to us and our notes and not to Core Bond Products LLC, Core Investment Grade Bond Trust I, the pass-through trust certificates or the securities of any other issuer that may be deposited with the trust. We have authorized the agents to deliver this prospectus supplement and the attached prospectus to each initial purchaser of the pass-through trust certificates solely for the purpose of providing a description of us and our notes and you may rely on them for that purpose but should not rely on them for any other purpose. See "Risk Factors" and "Plan of Distribution."

     We expect to deliver the notes to the purchaser in book-entry form only
through the facilities of The Depository Trust Company on or about November   ,
2002.
                         ------------------------------

BANC OF AMERICA SECURITIES LLC                                          JPMORGAN

                               TABLE OF CONTENTS

                       PROSPECTUS SUPPLEMENT

About this Prospectus Supplement and the Attached
  Prospectus................................................     S-3
Summary.....................................................     S-4
Risk Factors................................................     S-7
Use of Proceeds.............................................     S-9
Ratios of Earnings to Fixed Charges.........................     S-9
Description of the Notes....................................     S-9
Plan of Distribution........................................    S-14
Experts.....................................................    S-15
Cautionary Statement Regarding Forward-Looking Statements...    S-15

                             PROSPECTUS

General Mills, Inc. ........................................       3
Ratios of Earnings to Fixed Charges.........................       4
Use of Proceeds.............................................       4
Description of Debt Securities We May Offer.................       4
Plan of Distribution........................................      14
Validity of Debt Securities We May Offer....................      15
Experts.....................................................      15
Where You Can Find More Information.........................      15

          ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS

     This document is a prospectus supplement and supplements the attached prospectus, which is part of a registration statement that we have filed with the SEC. This prospectus supplement contains the terms of this offering of notes.

     This prospectus supplement and the information incorporated by reference in it may add to, update or change information in the attached prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the attached prospectus, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information in the attached prospectus.

     It is important for you to read and consider all of the information contained in this prospectus supplement and the attached prospectus in making your decision to invest in notes. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information" in the attached prospectus.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. Neither we nor the placement agents have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the placement agents are making an offer to sell notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement or the attached prospectus is accurate as of any date other than the date on the front of the documents. Updated information will be provided in the future as explained under "Where You Can Find More Information" in the attached prospectus.

     We have authorized the placement agents to deliver a copy of this prospectus supplement and the attached prospectus to each initial purchaser of the pass-through trust certificates to be issued by Core Investment Grade Bond Trust I together with the prospectus relating to the offering and sale of the trust's pass-through trust certificates. This prospectus supplement and the attached prospectus relate only to us and our notes and not to Core Bond Products LLC, Core Investment Grade Bond Trust I, the pass-through trust certificates or the securities of any other issuer that may be deposited with the trust. You should rely on this prospectus supplement and the attached prospectus solely for their description of us and our notes and not for any other purpose. The information that is included or incorporated by reference in this prospectus supplement and the attached prospectus is not, and shall not be deemed to be, a part of the prospectus relating to the pass-through trust certificates in any respect.

     All references in this prospectus supplement to "we," "us" or "our" are to General Mills, Inc. and, unless the context suggests otherwise, its subsidiaries and references in this prospectus supplement to the "placement agents" are to Banc of America Securities LLC and J.P. Morgan Securities Inc.

     All references to "$," "dollars" and "U.S. dollars" in this prospectus supplement and the attached prospectus are to United States dollars.

     All references to "notes" in this prospectus supplement are to the   %
Notes due           .

     Trademarks and servicemarks in this prospectus supplement and the attached prospectus are set forth in capital letters and are owned or licensed by us or our subsidiaries.

                                    SUMMARY

     This section contains a general summary of the information contained or incorporated by reference in this prospectus supplement. This summary may not contain all of the information that is important to you. You should carefully consider the information contained in and incorporated by reference in this entire prospectus supplement and the attached prospectus, including the information set forth under the heading "Risk Factors" in this prospectus supplement. Our fiscal year ends on the last Sunday in May. All references to our fiscal years are to our fiscal years ending on the last Sunday in May of each such period.

                              GENERAL MILLS, INC.

OUR BUSINESS

     We are a leading manufacturer and marketer of packaged consumer foods. We market our products primarily through our own sales organizations, supported by advertising and other promotional activities. We primarily distribute our products directly to retail food chains, cooperatives, membership stores and wholesalers. Certain food products, such as yogurt and some foodservice and refrigerated products, are sold through distributors and brokers.

     We were incorporated under the laws of the State of Delaware in 1928. On May 26, 2002, we employed approximately 29,900 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; telephone number (763) 764-7600. See "Where You Can Find More Information About Us" in the attached prospectus for details about information incorporated by reference into this prospectus supplement.

BUSINESS SEGMENTS

     On October 31, 2001, we completed the acquisition of the worldwide businesses of The Pillsbury Company from Diageo plc. Following the acquisition of The Pillsbury Company, we restructured our management organization and aggregated our businesses into three reportable segments:

     - U.S. Retail;

     - Bakeries and Foodservice; and

     - International.

     U.S. Retail consists of cereals, meals, refrigerated and frozen dough products, baking products, snacks, yogurt and health venture activities. The Bakeries and Foodservice segment consists of products marketed to retail and wholesale bakeries and offered to the commercial and non-commercial foodservice sectors throughout the United States and Canada, such as restaurants and school cafeterias. The International segment is made up of retail business outside the United States and foodservice business outside of the United States and Canada.

     Our primary product and service categories and our main brands are outlined below:

  U.S. Retail

     The U.S. Retail segment accounted for approximately 77% of our total fiscal 2002 net sales and approximately 85% of our segment operating profit before unusual items for the period. Our principal product categories in the U.S. Retail segment are:

     - Big G Cereals. We produce and sell a number of ready-to-eat cereals, including such well-known brands as CHEERIOS, WHEATIES and TOTAL.

     - Meals. We manufacture and sell several lines of convenient dinner products, including BETTY CROCKER dry packaged dinner mixes, specialty potatoes and instant mashed potatoes, LLOYD's refrigerated entrees, OLD EL PASO Mexican foods and dinner kits, PROGRESSO soups, and GREEN GIANT canned and frozen vegetables and meal starters.

     - Pillsbury USA. We manufacture and sell refrigerated and frozen dough products, frozen breakfast products and snack products, including a variety of PILLSBURY refrigerated and frozen dough products for cookies, breads and rolls; PILLSBURY frozen waffles and breakfast pastries; and TOTINO'S frozen pizza and snacks.

     - Baking Products. We make and sell a line of dessert, muffin and baking mixes under the BETTY CROCKER trademark; baking mix under the BISQUICK trademark; and flour under the GOLD MEDAL trademark.

     - Snacks. We market POP SECRET microwave popcorn; lines of grain snacks and fruit snacks; CHEX and GARDETTO's snack mixes; and BUGLES snacks.

     - Yoplait-Colombo/Health Ventures. We manufacture and sell yogurt products, such as YOPLAIT and COLOMBO yogurt, including YOPLAIT WHIPS!, a mousse-like yogurt and YOPLAIT NOURICHE, a meal replacement yogurt drink, both introduced in fiscal 2002. We also market organic food products under our CASCADIAN FARM and MUIR GLEN trademarks.

  Bakeries and Foodservice

     Bakeries and Foodservice accounted for approximately 13% of our total fiscal 2002 net sales and approximately 12% of our segment operating profit before unusual items for the period. We market mixes and unbaked, part-baked and fully baked dough products to bakeries, together with branded products and custom products that are offered to commercial and non-commercial foodservice sectors such as school cafeterias, restaurants and convenience stores.

  International

     International operations accounted for approximately 10% of our total fiscal 2002 net sales and approximately 3% of our segment operating profit before unusual items for the period. In Canada, we market products in many categories, including cereals, meals, refrigerated dough products, baking products and snacks. Outside North America, we offer numerous local brands in addition to such internationally recognized brands as HAAGEN-DAZS ice cream, OLD EL PASO Mexican foods, GREEN GIANT vegetables, PILLSBURY dough products and mixes, BETTY CROCKER mixes and BUGLES snacks. We also sell mixes and dough products to bakery and foodservice customers outside of the United States and Canada.

                                  THE OFFERING
ISSUER........................   General Mills, Inc.

SECURITIES OFFERED............   $          aggregate principal amount of   %
                                 notes maturing           .

INTEREST......................   Interest will accrue on the notes from
                                           , 2002 and will be payable on
                                           and           of each year, beginning
                                 on           , 2003.

RANKING.......................   The notes will be our unsecured and
                                 unsubordinated indebtedness and will rank equally with all of our other unsecured and unsubordinated indebtedness.

OPTIONAL REDEMPTION...........   The notes will be redeemable as a whole at any
                                 time or in part from time to time, at our option, at a redemption price equal to the greater of:

                                   - the principal amount being redeemed; or

                                   - the sum of the present values of the
                                     remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below) plus basis points and accrued interest to the redemption date.

COVENANTS.....................   We will issue the notes under an indenture
                                 containing covenants that restrict our ability, with significant exceptions, to:

                                   - incur debt secured by liens; and

                                   - engage in sale/leaseback transactions.

USE OF PROCEEDS...............   We intend to use the net proceeds to repay a
                                 portion of our short-term indebtedness incurred
                                 in connection with the Pillsbury acquisition.
LONG-TERM SENIOR UNSECURED
DEBT RATINGS*.................   Standard & Poor's: BBB+ (Outlook: Stable)
                                 Moody's: Baa2 (Outlook: Stable)
                                 Fitch: BBB+ (Outlook: Negative)

                                 * Ratings are not a recommendation to purchase,
                                   hold or sell the notes, inasmuch as the
                                   ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date hereof and may be changed, superseded or withdrawn at any time as a result of changes in, or unavailability of, such information, and, therefore, a prospective purchaser should check the current ratings before purchasing the notes.

                                  RISK FACTORS

     Your investment in the notes involves risks, not all of which are described in this prospectus supplement. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding to invest in the notes. You should also review our disclosures under the heading "Cautionary Statement Regarding Forward-Looking Statements" in this prospectus supplement.

FAILURE TO INTEGRATE THE PILLSBURY BUSINESSES SUCCESSFULLY COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE AND IMPACT OUR ABILITY TO MAKE PAYMENT ON THE NOTES.

     We acquired the Pillsbury Company from Diageo plc on October 31, 2001. Our acquisition of Pillsbury involves a number of risks, including difficulty in successfully integrating the Pillsbury businesses, the risk that the acquired businesses will not achieve the results we expect, our limited experience with the operation of new business lines, exposure to unanticipated events or liabilities and potential disruption of our business. As a result, we cannot assure you that our acquisition of Pillsbury will generate the business opportunities and synergies that we anticipate.

     If we are unable to integrate the Pillsbury businesses successfully, we may not realize anticipated cost savings and revenue growth, which may negatively impact our profitability and cash flows. The occurrence of any of the other events referred to above, or other unforeseen developments in connection with the acquisition and integration of Pillsbury, could materially and adversely affect our results of operations.

WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE AND IMPACT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

     As of August 25, 2002, we had total debt and minority interest of approximately $9.3 billion. The indenture for the notes and our other agreements under which we have issued indebtedness do not prevent us from incurring additional unsecured indebtedness in the future.

     Our level of indebtedness could have important consequences to the holders of the notes. For example, it:

     - may limit our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward;

     - will require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the funds available to us for other purposes including expansion through acquisitions, capital expenditures, marketing spending and expansion of our product offerings; and

     - may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

     Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness will depend on our financial and operating performance, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors beyond our control.

THE NOTES ARE SUBORDINATED TO ANY SECURED OBLIGATIONS WE MAY HAVE OUTSTANDING AND EFFECTIVELY SUBORDINATED TO THE OBLIGATIONS OF OUR SUBSIDIARIES.

     Although the notes are unsubordinated obligations, they will be subordinated to any secured obligations we may have, to the extent of the assets that serve as security for those obligations. The notes are also effectively subordinated to all liabilities of our subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the notes, or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so. As of August 25, 2002, our subsidiaries had total debt of approximately $160 million and preferred minority obligations of approximately $300 million. Our subsidiaries may incur additional obligations in the future.

THERE MAY NOT BE ANY SECONDARY TRADING MARKET FOR THE NOTES, WHICH MAY LIMIT YOUR ABILITY TO RESELL THEM.

     Upon issuance, the notes will not have an established trading market and will not be listed on any securities exchange. We cannot assure you that a secondary trading market for the notes will ever develop or, if one develops, that it will be maintained or provide any significant liquidity. As a result, if you decide to sell your notes there may be either no or only a limited number of potential buyers. This, in turn, may affect the price you receive for your notes or your ability to sell your notes at all.

     The placement agents are not obligated to make a market in the notes. If they elect to do so, they may discontinue that activity at any time.

IF YOU ARE ABLE TO RESELL YOUR NOTES, MANY FACTORS MAY AFFECT THE PRICE YOU RECEIVE, WHICH MAY BE LOWER THAN YOU BELIEVE TO BE APPROPRIATE.

     If you are able to resell your notes, the price you receive will depend on many factors that may vary over time, including:

     - the number of potential buyers;

     - the level of liquidity of the notes;

     - our ratings published by major credit rating agencies;

     - our financial performance;

     - the amount of indebtedness we have outstanding;

     - the level, direction and volatility of market interest rates generally;

     - the market for similar securities; and

     - the time remaining to maturity of the notes.

     As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

THE CREDIT RATINGS ASSIGNED TO THE NOTES HAVE A LIMITED PURPOSE AND MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES.

     Credit ratings are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by the assigning rating agency. In addition, each rating should be evaluated independently of any other rating.

     The credit ratings assigned to the notes may not reflect the potential impact of all risks related to any trading market for, or trading value of, the notes. In addition, actual or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, the notes.

A PURCHASER OF PASS-THROUGH TRUST CERTIFICATES SHOULD NOT RELY ON THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS FOR ANY PURPOSE OTHER THAN THEIR DESCRIPTION OF US AND OUR NOTES AND SHOULD UNDERSTAND THAT OUR LIABILITIES AND OBLIGATIONS ARE LIMITED SOLELY TO THE INFORMATION CONTAINED IN OR SPECIFICALLY INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS AND TO OUR OBLIGATIONS UNDER THE NOTES AND THE INDENTURE.

     The placement agents have advised us that the purchaser intends to deposit the notes with a trust that will issue a series of pass-through trust certificates. However, you should understand that this prospectus supplement and the attached prospectus relate only to us and our notes and not to Core Bond Products LLC,

Core Investment Grade Bond Trust I, the pass-through trust certificates or the securities of any other issuer that may be deposited with the trust. As a result, you should rely on this prospectus supplement and the attached prospectus solely for their description of us and our notes and not for any other purpose. Moreover, the information that is included or incorporated by reference in this prospectus supplement and the attached prospectus is not, and shall not be deemed to be, a part of the prospectus relating to the pass-through trust certificates in any respect.

     You should also understand that we do not have and are not assuming any liability or obligation with respect to the trust, its structure and actions, the pass-through trust certificates or their issuance, offering or sale, the registration statement and prospectus relating to the offering and sale of the pass-through trust certificates or the actions or securities of any other issuer that may have securities deposited with the trust. Our liabilities and obligations are limited solely to the information contained in or specifically incorporated by reference in this prospectus supplement and the attached prospectus and to our obligations under the notes and the indenture.

                                USE OF PROCEEDS

     The net proceeds of this offering, after deducting placement agents' fees
and expenses, are estimated to be approximately $          . We intend to use
the net proceeds to repay a portion of our short-term indebtedness that we incurred in connection with the Pillsbury acquisition. At August 25, 2002, our commercial paper and other short-term debt had a weighted average interest rate of approximately 2.00% and a weighted average remaining maturity of approximately 29 days.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges for each of the fiscal years ended May 1998 through 2002 and the 13-week periods ended in August 2001 and 2002 are as follows:

                                   13 WEEKS ENDED
   FISCAL YEARS ENDED IN MAY          IN AUGUST
--------------------------------   ---------------
1998   1999   2000   2001   2002    2001     2002
----   ----   ----   ----   ----   ------   ------
5.63   6.67   6.25   5.29   2.50    6.03     2.69

We have computed our ratio of earnings to fixed charges by dividing income before income taxes plus fixed charges (net of capitalized interest) by fixed charges. Fixed charges consist of interest expense before reduction for capitalized interest and one-third of rental expense, which is considered to be representative of an interest factor.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of our debt securities under the heading "Description of Debt Securities We May Offer" in the attached prospectus. You should read both the following description and the one in the attached prospectus. The following summary does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the indenture identified below. The term "debt securities," as used in this prospectus supplement, refers to all debt securities, including the notes, issued and issuable from time to time under the indenture. Other terms used in this summary are defined in the attached prospectus, the notes or the indenture; these terms have the meanings given to them in those documents.

GENERAL

     We will issue the notes under the indenture described in the attached prospectus. The indenture is an agreement, dated February 1, 1996, between us and U.S. Bank National Association, which acts as trustee. The indenture does not limit the amount of debt securities we may issue.

     We will issue the notes only in book-entry form, in denominations of $1,000 and integral multiples of $1,000. You will have to make initial settlement for the global securities in immediately available funds. In certain limited circumstances, we may issue certificated securities. See "-- Book-Entry Notes" below. Principal of and interest on the notes will be payable, and the transfer of notes will be registrable, through The Depository Trust Company, or DTC, as described below.

     The notes will mature on           . The notes will bear interest at a rate
of   % per year, payable semiannually on           and           , beginning
          , 2003, to the person in whose name a note is registered at the close
of business on the           or           that precedes the date on which
interest will be paid. Interest payments for the notes will include accrued
interest from and including           , 2002 or from and including the last date
in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be. Interest payable at the maturity of the notes will be payable to the registered holder of the note to whom the principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on that payment will accrue for the period from and after the interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on that payment will accrue for the period from and after the maturity date. A "business day" is any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

     The notes, the indenture and the placement agency agreement are governed by, and will be construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

     In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See "Description of Debt Securities We May Offer -- Defeasance" in the attached prospectus for more information about what this means and how we may do this.

     We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having the same terms, together with the notes in this offering, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred with respect to the notes.

RANKING

     The notes will be our general unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. We have no indebtedness which is subordinated in right of payment to the notes at the present time and we have no present intention to issue indebtedness which is subordinated in right of payment to the notes. The notes will be effectively subordinated to any secured obligations we may have, to the extent of the assets that serve as security for those obligations, and to all liabilities of our subsidiaries. As of August 25, 2002, our subsidiaries had total debt of approximately $160 million and preferred minority obligations of approximately $300 million. Our subsidiaries may incur additional obligations in the future.

REDEMPTION

     Except as set forth below, the notes cannot be redeemed by us or by the holders prior to maturity. The notes will not be subject to, or entitled to the benefit of, any sinking fund.

     The notes may be redeemed, in whole at any time or in part from time to time, at our option. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

     - 100% of the principal amount of the notes being redeemed on the redemption date; or

     - the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the treasury rate (as defined below), as determined by the
       reference treasury dealer (as defined below), plus      basis points;

plus accrued and unpaid interest on the notes to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

     "Treasury rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date.

     "Comparable treasury issue" means the United States Treasury security selected by the reference treasury dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable treasury price" means, with respect to any redemption date:

     - the average of the reference treasury dealer quotations for that redemption date, after excluding the highest and lowest of those quotations; or

     - if the trustee obtains fewer than three reference treasury dealer quotations, the average of all those quotations; or

     - if only one reference treasury dealer quotation is received, that quotation.

     "Reference treasury dealer" means:

     - Banc of America Securities LLC and J.P. Morgan Securities Inc. (or their respective associates which are primary treasury dealers), and their respective successors; provided, however, that if either of Banc of America Securities LLC and J.P. Morgan Securities Inc. shall cease to be a primary U.S. government securities dealer in New York City (a "primary treasury dealer"), we will substitute another primary treasury dealer; and

     - any other primary treasury dealer(s) selected by the trustee after consultation with us.

     "Reference treasury dealer quotation" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that reference treasury dealer at 5:00 p.m. (New York City time) on the third business day preceding the relevant redemption date.

     On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

BOOK-ENTRY NOTES

     We will issue the notes in the form of one or more fully registered global securities registered in the name of DTC or a nominee of DTC, and deposit the global securities with a custodian for DTC. You may hold a beneficial interest in the global securities through DTC either directly as a participant in the DTC system or indirectly through financial institutions that are participants in the DTC system. Secondary market trading with respect to the notes will occur between DTC participants in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

     So long as DTC or its nominee is the registered holder of the global securities, DTC or its nominee will be the sole holder of the notes for purposes of the indenture. As a result, to exercise any rights of a registered holder under the indenture, you must rely on the procedures of DTC and, if you are not a participant, on the procedures of the participant or participants through which you own your interest in the notes.

     The global security may not be transferred, except among DTC, its nominees and their successors. The global securities will be exchangeable for certificated notes only if:

     - we notify the trustee that we wish to terminate the global security;

     - an event of default on the notes has occurred and not been cured; or

     - DTC notifies us that it is unwilling or unable to continue as a clearing system for the global securities or it ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor clearing system is not appointed by us within 90 days after receiving the notice from DTC or becoming aware that DTC is no longer so registered.

If any of these events occurs, we will print and deliver certificated notes. Certificated notes issued under these circumstances will be registered in the names of the beneficial owners of the global securities as provided to the trustee by the participants identified by DTC. Other than under these circumstances, you will not be entitled to have the notes registered in your name or to receive certificates in your name evidencing the notes. Therefore, your ability to pledge a beneficial interest in the global security to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

PAYMENT AND TRANSFER

     For so long as the notes are represented by global securities, we will make payments of principal of and interest on the notes through the trustee to DTC.

     If the global securities are exchanged for certificated notes, we will make payments of principal at maturity in immediately available funds upon presentation and surrender of the certificated note at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust offices of U.S. Bank National Association, 100 Wall Street, New York, NY 10005. We will make payments of interest at maturity to the person to whom we pay the principal. We will make any payments of interest on an interest payment date other than the date of maturity by check mailed to the address of the record date registered holder as it appears in the security register; provided that, we will make any payments of interest on an interest payment date other than the date of maturity to each record date registered holder by wire transfer of immediately available funds if that registered holder has delivered appropriate wire transfer instructions in writing to the trustee not less than 15 days prior to the particular interest payment date. Any wire transfer instructions received by the trustee shall remain in effect until revoked by the registered holder.

     Book-entry notes may be transferred or exchanged only through DTC.

     Registration of transfer or exchange of notes in certificated form will be made at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of U.S. Bank National Association, 100 Wall Street, New York, NY 10005. There will be no service charge for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any related tax or other governmental charge (except in the case of some exchanges not involving any transfer).

ABOUT THE DEPOSITORY

     DTC has informed us that DTC is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" under the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" under the New York Uniform Commercial Code; and

     - a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is available through its direct participants or through indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Conveyance of notices and other communications from DTC to direct participants, from direct participants to indirect participants and from direct participants and indirect participants to beneficial owners are governed by arrangements among them and are subject to statutory or regulatory requirements.

     Neither DTC nor Cede & Co. will consent or vote with respect to global securities. Under its usual procedures, DTC mails an omnibus proxy to a company as soon as possible after a record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the record date (identified in a listing attached to the omnibus proxy).

     We will make payments on the global securities in immediately available funds to Cede & Co. or any other nominee named by DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners are governed by standing instructions and customary practices and are subject to statutory and regulatory requirements. We and the trustee are responsible only for making payments to DTC, DTC is responsible for disbursing those payments to its direct participants and the direct participants (and any indirect participants) are solely responsible for disbursing those payments to the beneficial owners.

     Unless we have issued certificated notes, any redemption notices will be sent to Cede & Co.

     DTC may discontinue providing its services as securities depository at any time by giving reasonable notice to us or the trustee. If we do not obtain a successor securities depository, we will print and deliver certificated notes.

     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). If we do so, we will print and deliver certificated notes.

     We have obtained the information in this section from sources that we believe to be reliable, but neither we nor the placement agents takes any responsibility for its accuracy.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions of a placement agency agreement dated the date of this prospectus supplement by and between us and Banc of America Securities LLC and J.P. Morgan Securities Inc., as placement agents, we have agreed to sell to, and each of the placement agents has agreed to solicit offers to purchase from, Core Bond Products LLC, as depositor of the Core Investment Grade Bond Trust I, the aggregate principal amount of notes specified opposite its name below:

                                                                PRINCIPAL AMOUNT
PLACEMENT AGENT                                                     OF NOTES
---------------                                                 ----------------
Banc of America Securities LLC..............................        $
J.P. Morgan Securities Inc. ................................
                                                                    --------
       Total................................................        $
                                                                    ========

     The placement agency agreement provides that the placement agents' obligations are subject to the approval of various legal matters by counsel and to other conditions. The placement agents are not obligated, under any circumstance, to purchase notes from us as principal or otherwise.

     We will pay the placement agent that solicited the offer a commission equal
to   % of the principal amount of each note for which we have received an offer to purchase that we have accepted or are required to accept under the terms of the placement agency agreement.

     We estimate our expenses in connection with the offering and sale of the notes, excluding placement agents' fees, will total approximately $175,000.

     Upon issuance, the notes will not have an established trading market and will not be listed on any securities exchange. We cannot assure you that a secondary trading market for the notes will ever develop or, if one develops, that it will be maintained or provide any significant liquidity. From time to time, the placement agents may make a market in the notes, but the placement agents are not obligated to do so and may discontinue that activity at any time.

     In the ordinary course of its business, each of the placement agents and certain of their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and our affiliates. Because more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, this offering will be conducted in compliance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

     The placement agents have advised us that Core Bond Products LLC intends to deposit the notes with Core Investment Grade Bond Trust I, a trust to be formed pursuant to a trust agreement among Core Bond Products LLC, as depositor, The Bank of New York, as trustee, and Banc of America Securities LLC, as administrative agent, for the purpose of issuing a series of securities called Pass-Through Trust Certificates, Series 2002-1, which will represent undivided beneficial interests in the assets of the trust. Those assets will include the notes as well as debt securities of various other issuers.

     We have authorized the placement agents to deliver a copy of this prospectus supplement and the attached prospectus to each initial purchaser of the pass-through trust certificates together with the prospectus relating to the offering and sale of the trust's pass-through trust certificates. This prospectus supplement and the attached prospectus relate only to us and our notes and not to Core Bond Products LLC, Core Investment Grade Bond Trust I, the pass-through trust certificates or the securities of any other issuer that may be deposited with the trust. You should rely on this prospectus supplement and the attached prospectus solely for their description of us and our notes and not for any other purpose. The information that is included or incorporated by reference in this prospectus supplement and the attached prospectus is not, and shall not be deemed to be, a part of the prospectus relating to the pass-through trust certificates in any respect.

     We have not been involved in the creation of the trust or the preparation of the registration statement and related prospectus relating to the offering and sale of the trust's pass-through trust certificates. We are not a party to any arrangement with respect to the trust (other than the placement agency agreement) and are not partners, joint venturers or co-issuers with respect to the trust with either of the placement agents, the purchaser of the notes, the trust or any other issuers whose securities may be deposited with the trust. Accordingly, we do not have and are not assuming any liability or obligation with respect to the trust, its structure and actions, the pass-through trust certificates, the registration statement and related prospectus relating to the offering and sale of the trust's pass-through trust certificates or the actions or securities of any other issuer that may have securities deposited with the trust. Our liabilities and obligations are limited solely to the information contained in or specifically incorporated by reference in this prospectus supplement and the attached prospectus and to our obligations under the notes and the indenture.

     Each of the placement agents is deemed to be an "underwriter" within the meaning of the Securities Act. We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the placement agents may be required to make.

                                    EXPERTS

     The consolidated financial statements and schedules of General Mills, Inc. and subsidiaries as of May 26, 2002 and May 27, 2001 and for each of the fiscal years in the three-year period ended May 26, 2002 have been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent accountants, which reports are also incorporated by reference in this prospectus supplement and upon the authority of KPMG LLP as experts in accounting and auditing.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We and our representatives may from time to time make written or oral forward-looking statements with respect to our annual or long-term goals, including statements contained in this prospectus supplement, the attached prospectus, the documents incorporated by reference in this prospectus supplement, our filings with the SEC and our reports to stockholders.

     The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those currently anticipated or projected. We caution readers not to place undue reliance on any of our forward-looking statements, which speak only as of the date made.

     In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     Our future results could be affected by a variety of factors, such as:

     - competitive dynamics in the U.S. ready-to-eat cereal market, including pricing and promotional spending levels by competitors;

     - economic conditions, including changes in inflation rates or interest rates;

     - product development;

     - acquisitions or dispositions of businesses or assets;

     - actions of competitors other than as described above;

     - changes in capital structure;

     - changes in laws and regulations, including changes in accounting standards;

     - customer demand;

     - effectiveness of advertising and marketing spending or programs;

     - consumer perception of health-related issues;

     - fluctuations in the cost and availability of supply chain resources; and

     - foreign economic conditions, including currency rate fluctuations.

     Our predictions about future volume and earnings could be affected by difficulties resulting from the Pillsbury acquisition, such as:

     - integration problems;

     - failure to achieve anticipated synergies;

     - difficulty consolidating manufacturing capacity;

     - unanticipated liabilities;

     - inexperience in new business lines and geographic operating locations;
       and

     - changes in the competitive environment.

     We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

                              [GENERAL MILLS LOGO]

                                 $8,000,000,000

                              GENERAL MILLS, INC.
                                DEBT SECURITIES

                                ---------------

     This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $8,000,000,000.

     This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus.

     We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters or agents will be in any accompanying prospectus supplement.

     You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" on page 15.

     This prospectus may not be used to carry out sales of securities unless accompanied by a prospectus supplement.

                                ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

               The date of this Prospectus is February 11, 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
General Mills, Inc. ........................................    3
Ratios of Earnings to Fixed Charges.........................    4
Use of Proceeds.............................................    4
Description of Debt Securities We May Offer.................    4
Plan of Distribution........................................   14
Validity of Debt Securities We May Offer....................   15
Experts.....................................................   15
Where You Can Find More Information.........................   15

                              GENERAL MILLS, INC.

     General Mills is a leading manufacturer and marketer of packaged consumer foods. We market our products primarily through our own sales organizations, supported by advertising and other promotional activities. We primarily distribute our products directly to retail food chains, cooperatives, membership stores and wholesalers. Certain food products, such as yogurt and some foodservice and refrigerated products, are sold through distributors and brokers.

     On October 31, 2001, we completed the acquisition of the worldwide businesses of The Pillsbury Company from Diageo plc. For fiscal 2001, on a pro forma basis assuming the Pillsbury acquisition and related dispositions occurred at the beginning of that fiscal year, we had pro forma sales of more than $13 billion worldwide, including our proportionate share of joint venture revenues. Our brands hold leading positions in 14 major U.S. food categories and we market more than 100 consumer brands, of which more than 30 generate annual U.S. retail sales in excess of $100 million each.

     Our primary product and service categories, our main brands, and the contribution of each category to total pro forma fiscal 2001 sales (including our proportionate share of our joint venture sales) are outlined below:

- Big G Cereals accounted for $2.6 billion in pro forma sales (approximately 19% of total pro forma sales) and includes such well-known brands as CHEERIOS, WHEATIES and TOTAL.

- The Meals Division accounted for $2.3 billion in pro forma sales (approximately 17% of total pro forma sales) and includes BETTY CROCKER dry packaged dinner mixes, specialty potatoes and instant mashed potatoes, LLOYD's refrigerated entrees, OLD EL PASO Mexican foods, PROGRESSO soups, and GREEN GIANT canned and frozen vegetables and meal starters.

- Pillsbury U.S. accounted for $1.7 billion in pro forma sales (approximately 13% of total pro forma sales) and includes a variety of PILLSBURY refrigerated dough products for cookies, breads and rolls; PILLSBURY frozen waffles and breakfast pastries; and TOTINO'S frozen pizza and snacks.

- Bakeries and Foodservice accounted for $1.7 billion in pro forma sales (approximately 13% of total pro forma sales) and includes mixes and unbaked, par-baked and fully baked dough products marketed to bakeries, together with branded products and custom products that are offered to commercial and non-commercial foodservice sectors like school cafeterias, restaurants and convenience stores.

- Baking Products accounted for $1.0 billion in pro forma sales (approximately 7% of total pro forma sales) and includes lines of dessert, muffin and cookie mixes under the BETTY CROCKER trademark; baking mix under the BISQUICK trademark; and flour under the GOLD MEDAL trademark.

- Our Snacks Division had pro forma sales of $1.0 billion (approximately 7% of total pro forma sales) and includes POP SECRET microwave popcorn; BUGLES, CHEX and GARDETTO's snack mixes; and lines of grain snacks and fruit snacks.

- Yoplait-Colombo/Health Ventures accounted for $800 million in pro forma sales (approximately 6% of total pro forma sales) and includes YOPLAIT and COLOMBO yogurt; Small Planet Foods, a marketer of organic food products, and 8th Continent, a soy product joint venture with DuPont.

- International Operations collectively accounted for $2.5 billion in pro forma sales (approximately 18% of total pro forma sales) and includes Canada ($440 million), General Mills International ($1.0 billion), our share ($450 million) of sales for Cereal Partners Worldwide, a 50/50 joint venture with Nestle and our 40.5 percent share ($400 million) of Snack Ventures Europe, a joint venture with PepsiCo.

     General Mills was incorporated under the laws of the state of Delaware in 1928. On November 25, 2001, we employed approximately 27,000 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; telephone number (763) 764-7600. See "Where You Can Find More Information" on page 15 for details about information incorporated by reference into this prospectus.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges for each of the fiscal years ended May 1997 through 2001 and the 26-week periods ended November 26, 2000 and November 25, 2001 are as follows:

                                                26 WEEKS
            FISCAL YEARS ENDED                    ENDED
------------------------------------------   ---------------
MAY 25   MAY 31   MAY 30   MAY 28   MAY 27   NOV 26   NOV 25
 1997     1998     1999     2000     2001     2000     2001
------   ------   ------   ------   ------   ------   ------
6.54      5.63     6.67     6.25     5.29     5.59     4.66

The ratio of earnings to fixed charges has been computed by dividing income before income taxes plus fixed charges (net of capitalized interest) by fixed charges. Fixed charges consist of interest expense before reduction for capitalized interest and one-third of rental expense, which is considered to be representative of an interest factor.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repurchase of shares of common stock, acquisitions and the repayment of short-term borrowings or other indebtedness.

                         DESCRIPTION OF DEBT SECURITIES
                                  WE MAY OFFER

     As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. The indenture is a contract, dated February 1, 1996, between us and U.S. Bank National Association, which acts as trustee. The trustee has two main roles:

1. The trustee can enforce your rights against us if we default. Defaults are described under "What Is an Event of Default?" on page 13. There are some limitations on the extent to which the trustee acts on your behalf, described later on pages 13 and 14 under "Remedies If an Event of Default Occurs."

2. The trustee also performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

     The indenture contains the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. The indenture is an exhibit to our registration statement. See "Where You Can Find More Information" on page 15 for information on how to obtain a copy.

     We may issue as many distinct series of debt securities under the indenture as we wish. The indenture does not limit the amount of debt we may issue.

     This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement that describes the terms of each series of debt securities may also describe differences from the material terms summarized here. Because this section is a summary, it does not describe every aspect of the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some of the terms used in the indenture. In this prospectus, we describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. That means we can disclose that information to you by referring you to those sections or defined terms in the indenture. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus.

     This summary also is subject to and qualified by the more detailed description of the particular amounts, prices and terms of the debt securities comprising the series described in the prospectus supplement. The prospectus supplement relating to each series of debt securities offered will be attached to the front of this prospectus. In some instances, certain of the precise terms of debt securities you are offered may be described in a further prospectus supplement, known as a pricing supplement.

     We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. (section 101) The prospectus supplement relating to those original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to those particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to those debt securities.

     In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement relating to the series.

                                     TERMS

     The prospectus supplement (including any separate pricing supplement) relating to a series of debt securities being offered will describe the following terms:

- the title of the offered debt securities;

- any limit on the aggregate principal amount of the offered debt securities;

- the purchase price of the offered debt securities;

- the date or dates on which the offered debt securities will be payable;

- the rate or rates, which may be fixed or variable, at which the offered debt securities will bear interest, if any, and the date or dates from which that interest will accrue;

- the dates on which interest, if any, on the offered debt securities will be payable and the regular record dates for the interest payment dates;

- any mandatory or optional sinking funds or similar provisions or provisions for redemption at the option of the issuer;

- the date, if any, after which and the price or prices at which the offered debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions;

- if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the offered debt securities will be issuable;

- if other than the principal amount of the offered debt securities, the portion of the principal amount of the offered debt securities which will be payable upon the declaration of acceleration of the maturity of the offered debt securities;

- the currency of payment of principal, premium, if any, and interest on the offered debt securities;

- any index used to determine the amount of payment of principal of, premium, if any, and interest on the offered debt securities;

- whether the provisions described under "Defeasance" apply to the offered debt securities;

- if the offered debt securities will be issuable only in the form of one or more global securities as described under "Global Securities" on pages 6 and 7, the depository or its nominee with respect to the series of debt securities and the circumstances under which a global security may be registered for transfer or exchange in the name of a person other than the depository or the nominee; and

- any other special feature of the offered debt securities.

                                LEGAL OWNERSHIP

STREET NAME AND OTHER INDIRECT HOLDERS

     Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as the legal holders of debt securities. This is called holding in "street name." Instead, we would recognize as the direct holder only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in the agreements with their customers or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

- How it handles securities payments and notices.

- Whether it imposes fees or charges.

- How it would handle voting if ever required.

- Whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below.

- How it would pursue rights under the debt securities if there were a default or other event triggering the need for direct holders to act to protect their interests.

DIRECT HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, such as those who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities, as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but fails to do so.

GLOBAL SECURITIES

     WHAT IS A GLOBAL SECURITY? A global security is a special type of indirectly held security, as described above under "Street Name and Other Indirect Holders." If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that a global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.

     Any person wishing to own a debt security included in the global security must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.

     SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a direct holder of debt securities and instead deal only with the depositary that holds the global security.

     If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

- You ordinarily cannot get debt securities registered in your own name.

- You ordinarily cannot receive physical certificates for your interest in the debt securities.

- You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See "Street Name and Other Indirect Holders" on page 5.

- You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

- The depositary's policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.
- The depositary will require that interests in a global security be purchased or sold within its system using immediate funds for settlement.

     SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled "Street Name and Other Indirect Holders" on page 5 and "Direct Holders" on page 6.

     The special situations for termination of a global security are:

- When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary,

- When we notify the trustee that we wish to terminate the global security, or

- When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed later under "Events of Default" on pages 13 and 14.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for determining the names of the institutions that will be the initial direct holders. (sections 204 and 305)

IN THE REMAINDER OF THIS DESCRIPTION, "YOU" MEANS DIRECT HOLDERS AND NOT STREET NAME OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ON PAGE 5 ENTITLED "STREET NAME AND OTHER INDIRECT HOLDERS."

                   OVERVIEW OF REMAINDER OF THIS DESCRIPTION

     The remainder of this description summarizes:

- ADDITIONAL MECHANICS relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

- Your rights in several SPECIAL SITUATIONS, such as if we merge with another company or if we want to change a term of the debt securities.

- RESTRICTIVE COVENANTS contained in the indenture that limit our ability to incur liens and other encumbrances on major properties and the voting stock of some of our U.S. operating subsidiaries and our ability to enter into sale and leaseback transactions. A particular series of debt securities may have additional restrictive covenants.

- The circumstances under which we may effect DEFEASANCE of a particular series of debt securities.

- Events of DEFAULT and your rights if we DEFAULT or experience other financial difficulties.

- OUR RELATIONSHIP WITH THE TRUSTEE.

                              ADDITIONAL MECHANICS

FORM, EXCHANGE AND TRANSFER

     The debt securities will be issued:

- only in fully registered form

- without interest coupons

- unless otherwise indicated in the prospectus supplement, in denominations that are integral multiples of $1,000. (section 302)

     You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (section
305) This is called an exchange.

     You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of direct holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also perform transfers. (section 305)

     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership. (section 305)

     If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (section 1002)

     If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (section 305)

PAYMENT AND PAYING AGENTS

     We will pay interest to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (section 307)

     Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

     We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. (section 1002) That office is currently located at 100 Wall Street, Suite 2000, New York, NY 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities. (section 1002)

NOTICES

     We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee's records. (sections 101 and 106)

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee or any other paying agent. (section 1003)

                               SPECIAL SITUATIONS

MERGERS AND SIMILAR EVENTS

     We are generally permitted under the indenture to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

- Where we merge out of existence or sell or lease substantially all our assets, the other firm may not be organized under a foreign country's laws, that is, it must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law and it must agree to be legally responsible for the debt securities. (section 801)

- The merger, sale of assets or other transaction must not bring about a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded. (section 801)

- It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in our property over other lenders or over our general creditors if we fail to repay them. We have promised to limit these preferential rights, called liens, as discussed later under "Restrictive Covenants-Limitation on Liens on Major Property and U.S. Operating Subsidiaries." If a merger or other transaction would create any liens which are not permitted under the indenture, we must grant an equivalent lien to the direct holders of the debt securities. (sections 801 and 1006)

- If we merge out of existence or sell substantially all our assets and the other firm becomes the successor to General Mills and is legally responsible for the debt securities, we will be relieved of our own responsibility for the debt securities. (section 802)

MODIFICATION AND WAIVER

     There are three types of changes we can make to the indenture and the debt securities.

     CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your debt securities without your specific approval. A list of these follows:

- change the stated payment due date of the principal or interest on a debt security;

- reduce any amounts due on a debt security;

- reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

- change the place or currency of payment on a debt security;

- impair your right to sue for payment;

- reduce the percentage of direct holders of debt securities whose consent is needed to modify or amend the indenture;

- reduce the percentage of holders of debt securities whose consent is needed to waive compliance with provisions of the indenture or to waive defaults;

- modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentages required or provide that other provisions of the indenture cannot be changed without the consent of any direct holder affected by the change. (section 902)

     CHANGES NOT REQUIRING APPROVAL. The second type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect direct holders of the debt securities. (section 901)

     CHANGES REQUIRING A MAJORITY VOTE. Third, we need a vote by direct holders of debt securities owning a majority of the principal amount of the particular series affected to obtain a waiver of the restrictive covenants, including the one described later under "Restrictive Covenants-Limitation on Liens on Major Property and U.S. Operating Subsidiaries." (section 1008) We also need such a majority vote to obtain a waiver of any past default, except a payment default on principal or interest or concerning a provision of the indenture that can't be changed without the consent of the direct holder. (section 513) In addition, most other changes to the indenture and the debt securities also require a majority vote of the direct holders. (section 902)

     FURTHER DETAILS CONCERNING VOTING. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

- For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of those debt securities were accelerated to that date because of a default.

- For debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security determined by our board of directors or described in the prospectus supplement.

- For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

     Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside money in trust for you for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described on page 12 under "Full Defeasance." (section 101)

     We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the indenture. (section 301) In some circumstances, the trustee will be entitled to set a record date for action by holders.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE WISH TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

                             RESTRICTIVE COVENANTS

LIMITATION ON LIENS ON MAJOR PROPERTY AND U.S. OPERATING SUBSIDIARIES

     Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. In the indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on

- any flour mill, manufacturing or packaging plant, or research laboratory located in North America and owned by us or one of our current or future United States or Canadian operating subsidiaries, or

- any stock or debt issued by one of our current or future United States or Canadian operating subsidiaries unless we also secure all the debt securities that are still outstanding under the indenture equally with the indebtedness being secured. (section 1006) This promise does not restrict our ability to sell or otherwise dispose of our interests in any U.S. operating subsidiary.

     These requirements do not apply to liens

- existing on February 1, 1996 and any extensions, renewals or replacements of those liens;

- relating to the construction, improvement or purchase of a flour mill, plant or laboratory;

- in favor of us or one of our U.S. or Canadian operating subsidiaries;

- in favor of governmental units for financing construction, improvement or purchase of our property;

- existing on any property, stock or debt existing at the time we acquire it, including liens on property, stock or debt of a U.S. operating subsidiary at the time we acquire it;

- relating to the sale of our property;

- for work done on our property;

- relating to workers' compensation, unemployment insurance and similar obligations;

- relating to litigation or legal judgments;

- for taxes, assessments or governmental charges not yet due; and

- consisting of easements or other restrictions, defects in title or encumbrances on our real property.

We may also avoid securing the debt securities equally with the indebtedness being secured if the amount of the indebtedness being secured plus the value of any sale and lease back transactions, as described below, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet. (section 1006)

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     In the indenture, we also promise that we and our U.S. operating subsidiaries will not enter into any "sale and leaseback transactions" on any of our flourmills, manufacturing or packaging plants or research laboratories located in North America (referred to in the indenture as "principal properties") unless we satisfy some restrictions. A sale and leaseback transaction involves our sale to a lender or other investor of a property of ours and our lease back of the property from that party for more than three years, or a sale of a property to, and its lease back for three or more years from, another person who borrows the necessary funds from a lender or other investor on the security of the property.

     We may enter into a sale and leaseback transaction covering any of our principal properties only if

1. it falls into the exceptions for liens described above under "Restrictive Covenants -- Limitations on Liens on Major Property and U.S. Operating Subsidiaries"; or

2. within 180 days after the property sale, we set aside for the retirement of funded debt, meaning notes or bonds which mature at or may be extended to a date more than 12 months after issuance, an amount equal to the greater of:

     (a) the net proceeds of the sale of the principal property, or

     (b) the fair market value of the principal property sold,

and in either case, minus

       (1) the principal amount of any debt securities delivered to the trustee for retirement within 120 days after the property sale, and

       (2) the principal amount of any funded debt, other than debt securities, voluntarily retired by us within 120 days after the property sale; or

3. the attributable value, as described below, of all sale and leaseback transactions plus any indebtedness which we incur that, but for the exception in the last paragraph of "Restrictive Covenants -- Limitations on Liens on Major Property and U.S. Operating Subsidiaries" above, would have required us to secure the debt securities equally with it, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet. (section
   1007)

     We determine the attributable value of a sale and leaseback transaction by choosing the lesser of (1) and (2):

(1) sale price of  X  remaining portion of

    leased property    base term of lease
                       -----------------
                       base term of lease

(2) the total obligation of the lessee for rental payments during the remaining portion of the base term of the lease, discounted to present value at the highest interest rate on any outstanding series of debt securities. The rental payments in this calculation do not include amounts for property taxes, maintenance, repairs, insurance, water rates and other items which are not payments for the property itself. (section 101)

                                   DEFEASANCE

     The following discussion of full defeasance and covenant defeasance will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (section 1301)

     FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following arrangements for you to be repaid:

- We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

- There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

- We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

     If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. (sections 1302 and 1304)

     COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

- We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

- We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

     If we accomplish covenant defeasance, the following provisions among others of the indenture and the debt securities would no longer apply:

- Our promises regarding conduct of our business previously described on pages 10 and 11 under "Restrictive Covenants" and any other covenants applicable to the series of debt securities and described in the prospectus supplement.

- The condition regarding the treatment of liens when we merge or engage in similar transactions, as described on page 9 under "Mergers and Similar Events."

- The Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described below under "What Is an Event of Default?"

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust deposit. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (sections 1303 and 1304)

                          DEFAULT AND RELATED MATTERS

EQUAL RANKING WITH OUR OTHER UNSECURED CREDITORS

     The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other unsecured debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

EVENTS OF DEFAULT

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     WHAT IS AN EVENT OF DEFAULT? For each series of debt securities the term "event of default" means any of the following:

- We do not pay interest on a debt security within 30 days of its due date.

- We do not pay the principal or any premium on a debt security on its due date.

- We do not deposit money into a separate custodial account, known as a sinking fund, when such a deposit is due, if we agree to maintain a sinking fund.

- We remain in breach of the restrictive covenants described previously under "Restrictive Covenants "or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series.

- We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

- Any other event of default described in the prospectus supplement occurs. (section 501)

     REMEDIES IF AN EVENT OF DEFAULT OCCURS. In the event of our bankruptcy, insolvency or other similar proceeding, all of the debt securities of the affected series will automatically be due and immediately payable. If a non-bankruptcy event of default has occurred and has not been cured, the trustee or the direct holders of not less than 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity.

     A declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series, if

- we pay or deposit with the trustee an amount sufficient to pay

     - all overdue interest;

     - principal and premium, if any, which has become due other than as a result of the acceleration, plus any interest on that principal;

     - interest on overdue interest, if that payment is lawful;

     - amounts paid or advanced by the trustee and reasonable trustee compensation and expenses; and

- all defaults on any restrictive covenants have been waived or cured. (section
  502)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any direct holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. (section 603) If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture. (section 512)

     Before you may bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

- You must give the trustee written notice that an event of default has occurred and remains uncured.

- The direct holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

- The trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice.

- The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (section 507)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (section 508)

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     We will provide to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default that we know about. (section 1004)

                       OUR RELATIONSHIP WITH THE TRUSTEE

     The trustee is also trustee under our July 1, 1982 indenture and acts as an agent for the issuance of our U.S. commercial paper. U.S. Bank National Association provides cash management and other banking and advisory services to us in the normal course of business.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities to or through underwriters and also may sell debt securities directly to other purchasers or through agents.

     The distribution of the debt securities offered under the prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     We may also determine the price or other terms of the debt securities offered under this prospectus by use of an electronic auction. We will describe in the related prospectus supplement how any such auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations.

     In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities offered under the prospectus may be underwriters as defined in the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the prospectus supplement. The prospectus supplement will also describe the other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain liabilities.

                          VALIDITY OF DEBT SECURITIES
                                  WE MAY OFFER

     The validity of the debt securities will be passed upon for General Mills by Elizabeth L. Wittenberg, Associate General Counsel. Ms. Wittenberg owns, directly and indirectly, shares of General Mills common stock, and has exercisable options to purchase additional shares of General Mills common stock granted under General Mills option plans. Davis Polk & Wardwell will issue a legal opinion as to certain matters for any agents, underwriters or dealers.

                                    EXPERTS

     The consolidated financial statements and schedules of General Mills and its subsidiaries as of May 27, 2001 and May 28, 2000 and for each of the fiscal years in the three-year period ended May 27, 2001 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, which reports are also incorporated by reference in this prospectus and upon the authority of KPMG LLP as experts in accounting and auditing.

     The combined financial statements of The Pillsbury Company, its subsidiaries and its related entities, a business of Diageo plc, as of June 30, 2001 and 2000 and for each of the fiscal years in the three-year period ended June 30, 2001 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which report is also incorporated by reference in this prospectus and upon the authority of KPMG LLP as experts in accounting and auditing.

                            WHERE YOU CAN FIND MORE
                                  INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities described in this prospectus:

- Annual Report on Form 10-K for the year ended May 27, 2001;

- Quarterly Reports on Form 10-Q for the quarters ended November 25, 2001 and August 26, 2001;

- Current Report on Form 8-K filed on November 2, 2001, as amended by Current Reports on Form 8-K/A filed on November 5, 2001, January 11, 2002 and January 29, 2002;

- Current Report on Form 8-K filed November 15, 2001; and

- Current Report on Form 8-K filed February 4, 2002.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    Number One General Mills Blvd.
    Minneapolis, MN 55426
    (763) 764-2167

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

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                               $

                              (GENERAL MILLS LOGO)

                              GENERAL MILLS, INC.

                                % NOTES DUE

                         ------------------------------
                             PROSPECTUS SUPPLEMENT
                                          , 2002
                         ------------------------------

                         BANC OF AMERICA SECURITIES LLC
                                    JPMORGAN

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